, General Counsel
Mark R. Sullivan, General Counsel Office: 215.586.7565 Mobile: 856.912.1460 mark.sullivan@sesenbio.com

Exhibit 10.58

July 24, 2020

Via Email: neal@xoma.com & bob.maddox@xoma.com

Jim Neal, CEO

Bob Maddox, Corporate Counsel

XOMA Corporation

2200 Powell Street, Suite 310

Emeryville, CA 94608

Re:

Non-Exclusive License Agreement, dated as of November 30, 2001 (the “Agreement”), by and between XOMA (US) LLC as assignee from XOMA Ireland Limited (the “Licensor”) and Viventia Bio Inc. as assignee from Viventia Biotech Inc. (the “Company”)

Dear Jim and Bob:

As you are aware, Viventia Bio Inc. is a wholly-owned subsidiary of Sesen Bio, Inc.  Under the terms of the Agreement the Licensor licensed to the Company certain intellectual property rights and the Company is utilizing those rights in connection with the development and commercialization of Licensed Products such as VB4-845, also known as Vicineum, a locally-administered targeted fusion protein.  As you may also be aware, the Company is in the process of seeking partners for the development and commercialization of this Licensed Product outside the United States.  In connection therewith, the Company proposes to memorialize certain understandings and modifications to the Agreement as set forth in this letter agreement (the “Letter Agreement”) to assist the Company in its partnering efforts, which will benefit both the Licensor and the Company.

1.	Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“2.1

Grant.  Subject to the terms and conditions of this Agreement, XOMA hereby grants to VIVENTIA and its Affiliates a non-exclusive, non-transferable (except as permitted under Section 10.2), worldwide license under the Licensed Technology to make, have made, use, import, offer for sale and sell Licensed Products in the Field and the limited right to grant Third Party sublicenses to make, have made, use, import, offer for sale and sell Licensed Products developed pursuant to the Agreement.  Any such Third Party sublicense will be consistent with the terms and conditions of this Agreement, and VIVENTIA will provide XOMA with a complete copy of any agreement granting a sublicense under this Agreement to make, have

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made, use, import, offer for sale and sell Licensed Products for use in the  Field within thirty (30) days of execution of such Third Party sublicense agreement which shall be subject to the confidentiality provisions hereof. VIVENTIA shall (i) cause any such  sublicensee to comply with the terms of this Agreement, including, without limitation, requiring that each sublicensee shall agree to be bound by all of the obligations, terms and conditions that obligate, bind or affect VIVENTIA under this License Agreement to the extent that such obligations, terms and conditions are relevant given the nature of the rights granted by VIVENTIA to any given sublicensee, (ii) remain responsible for the performance and non-performance of any such sublicensee of all of such sublicensee(s)’s obligations provided herein, (iii) VIVENTIA  shall faithfully ascertain, compute, audit and collect all royalties that become payable based upon the activities of each sublicensee hereunder, and provide for and enforce penalties against any sublicensee that conceals sales or willfully takes actions that result in the miscalculation of royalties; (iv) VIVENTIA shall assure itself of the integrity and financial responsibility of each person or entity to whom a sublicense is granted; and (v) VIVENTIA shall agree to establish, police and enforce adequate mechanisms to assure the quality of the Licensed Products produced or sold by its sublicensees.  Any failure by VIVENTIA to fulfill its obligations with respect to the oversight and supervision of its sublicensees shall be, and are hereby deemed to be, a material breach of this Agreement.”

2.	The first two sentences of Section 1.11 are deleted in their entirety and replaced with the following language:

“1.11

Net Sales shall mean revenues received by VIVENTIA, its Affiliates and its marketing partners and sublicensees as follows: the invoice price of Licensed Products sold by VIVENTIA, its Affiliates, or its marketing partner(s) or Third Party sublicensees to third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the fair market value of all other direct or indirect consideration received by VIVENTIA, its Affiliates and its marketing partners and sublicensees in respect of, for or on account of, or otherwise in connection with Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form, but shall not include any payments received for reimbursement of research expenses, including but not limited  to the  conduct  of clinical  trials to the extent that such payments cover the actual cost of such research and development work, or for the purchase of debt or equity of VIVENTIA provided that any such purchase of debt or equity is not a substitute for, or in lieu of, royalty revenue or other revenue generated in respect of the Licensed Products.”

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3.	Notwithstanding anything to the contrary in the Agreement, if the Agreement is terminated by the Licensor pursuant to Section 9.1 or Section 9.2, then upon the request of any Third Party sublicensee of the rights licensed to the Company in accordance with Section 2.1 of the Agreement as modified by this Letter Agreement (each such sublicensee, a “Sublicensee”), provided that any act or omission of such Sublicensee is not a cause of such termination, the Licensor shall promptly grant a direct license to such Sublicensee to make, have made, use, import, offer for sale and sell Licensed Products in the same Field and same territory as that in the Sublicensee’s agreement with the Company but otherwise on the same terms and conditions as the Agreement as modified by this Letter Agreement. The foregoing obligations of the Licensor in this section shall survive the termination of the Agreement.

4.	All other terms and conditions of the Agreement, as supplemented and modified by this Letter Agreement, shall remain in full force and effect, except to the extent that modification is necessary to reflect the amendments provided for above, and shall also apply to the terms of this Letter Agreement.

5.	Capitalized terms used in this Letter Agreement without definition shall have the meaning given to such terms in the Agreement.

If you are in agreement with the terms set forth above, please so indicate in the space provided below for that purpose, whereupon this Letter Agreement shall constitute a binding agreement between the Company and the Licensor.

Very truly yours,

VIVENTIA BIO INC.

By: /s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: Authorized Signatory

ACCEPTED and AGREED as of the date first-above written:

XOMA (US) LLC

By: /s/ Jim Neal
Name: Jim Neal
Title: Chief Executive Officer

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